Exhibit 21

NAME OF SUBSIDIARY:	STATE/COUNTRY OF INCORPORATION:
Actuant Receivables Corporation	Nevada
GB Tools and Supplies, Inc.	Wisconsin
New England Controls, Inc.	Connecticut
Calterm Taiwan, Inc.	Nevada
Grupo Industrial Baja Tec S.A. de C.V.	Mexico
AIC (Hong Kong) Ltd.	Hong Kong
Applied Power Investments II, Inc.	Nevada
Actuant Asia Pte. Ltd.	Singapore
Enerpac Middle East FZE	United Arab Emirates
Columbus Manufacturing, LLC	Wisconsin
Engineered Solutions L.P.	Indiana
Versa Technologies, Inc.	Delaware
Actuant Investments, Inc.	Nevada
Nielsen Hardware Corporation	Connecticut
VT Holdings II, Inc.	Nevada
Enerpac Asia Pte. Ltd.	Singapore
Enerpac Hydraulic Technology (India) Pvt. Ltd.	India
Silver Plast-o-Pack Pvt. Ltd.	India
Enerpac Corp.	Wisconsin
Applied Power Japan Ltd.	Japan
Applied Power International S.A.	Switzerland
Enerpac B.V.	Netherlands
Pertesco Ltd.	UK
Enerpac S.p.A.	Italy
Power Packer Espana S.A.	Spain
Applied Power (Mexico) S. de R.L. de C.V.	Mexico
Actuant European S.a.r.L.	Luxembourg
Actuant France S.A.	France
Applied Power Europa B.V.	Netherlands
Ergun Kriko San, A.A.	Turkey
Power Packer Europa B.V.	Netherlands
Power Packer do Brazil Limitada	Brazil
Enerpac Limited	UK
Actuant Australia Limited	Australia
Actuant International Corporation	Cayman Islands
Applied Power Korea Ltd.	South Korea
Actuant China Ltd.	China
Shanghai Sanxin Hydraulic Co. Ltd.	China
Actuant Canada Corporation	Canada
Enerpac Canada Ltd.	Canada
Enerpac Canada L.P.	Canada
AP International Corp.	Barbados
Applied Power do Brasil Equipamentos Ltda.	Brazil
Applied Power Hidraulicos Ltda.	Brazil
Enerpac GmbH	Germany
Applied Power Moscow	Russia
Barry Controls GmbH	Germany
Heinrich Kopp AG	Germany
Kopp Properties GmbH & Co. KG	Germany
Brunnquell GmbH	Germany
HEKO Electrotechnique S.A.R.L.	Tunisia
Osterreichische Kopp Ges.mbh	Austria
Kopp Elektrotechnicka Sp.z.o.o.	Poland
Profikontakt Elektrohandels GmbH	Germany
Condor Installationstechnik GmbH	Germany
Magyar KOPP Kft.	Hungary
Kopp Elektrotechnika spol.s.r.o.	Czech Republic